EXHIBIT 99.1

EUROPEAN WAX CENTER ANNOUNCES APPOINTMENT OF JULIA HUNTER TO BOARD OF DIRECTORS

Seasoned retail and consumer executive brings nearly two decades of strategy and operations experience to European Wax Center

Plano, Texas (August 6, 2024) – Today, European Wax Center, Inc. (NASDAQ: EWCZ) (the “Company” or “European Wax Center”), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, announced the appointment of Julia Hunter to its Board of Directors (“Board”), effective August 1, 2024. Ms. Hunter will serve on the Nominating and Governance committee.

Ms. Hunter joins the European Wax Center Board currently serving as the CEO of luxury California lifestyle and fashion brand Jenni Kayne. During her ten-year tenure as CEO, Jenni Kayne has grown revenue forty times over through both its e-commerce platform and its expanding brick and mortar footprint. Prior to Jenni Kayne, Ms. Hunter held various strategic and merchandise planning roles at iconic brands such as Elizabeth and James, J. Crew, Louis Vuitton and Loeffler Randall. She began her career in investment banking at Revolution Partners.

“We are thrilled to add Julia to the European Wax Center team as an independent director,” said David Willis, Chief Executive Officer of European Wax Center. “Her deep experience at distinctive consumer brands will be invaluable as we continue to execute our strategic priorities of driving both new centers and in-center sales growth. I look forward to partnering with her to enhance value for all European Wax Center stakeholders.”

“I am honored to join the Board of European Wax Center, the undisputed leader and category creator that revolutionized the out-of-home hair removal industry,” said Ms. Hunter. “I look forward to bringing my deep consumer experience and unique retail perspective to make a positive impact on the continued growth and success of the European Wax Center brand.”

The Company also announced that Shaw Joseph, a director since 2018, will step down from the Board in conjunction with his departure from private equity firm General Atlantic.

“We are excited to attract and add another experienced independent member to our Board. Julia’s expertise at high-growth brands will be an invaluable complement to the leadership team as European Wax Center continues to expand,” said David Berg, Executive Chairman of European Wax Center’s Board of Directors. “On behalf of the Board, I would also like to express our sincere appreciation to Shaw for his devoted service to European Wax Center over the past six years and wish him all the best in the future.”

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which now includes more than 1,000 centers in 45 states, generated sales of $955 million in fiscal 2023. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Investor Contact

European Wax Center, Inc.

Bethany Johns

IR@myewc.com

469-270-6888

Media Contact

Creative Media Marketing

Carolanne Coviello

Ewc@cmmpr.com

212-979-8884 ext 209